EXECUTIVE COMPENSATION

Executive Compensation Committee Report

      The Corporation's executive compensation program has as its foundation the following objectives:

*  Maintaining  a  total   compensation   program  consisting  of  base  salary,
   performance incentives and benefits designed to support the corporate goal of providing superior value to our stockholders and customers;

*  Providing   comprehensive   programs   which  serve  to  facilitate  the
   recruitment, retention and motivation of qualified executives; and

* Rewarding key executives for achieving financial, operating and individual objectives that produce a return to the Corporation's stockholders in both the long-term and the short-term.

      The Executive Compensation Committee of the Board (Compensation Committee), which consists of five independent outside directors, has designed the Corporation's executive compensation programs around a strong pay-for-performance philosophy. The Compensation Committee strives to maintain competitive levels of total compensation as compared to peers in the utility industry.

      Each year, the Compensation Committee conducts a comprehensive review of the Corporation's executive compensation programs. The Compensation Committee is assisted in these efforts by an independent consultant and by the Corporation's internal staff, who provide the Compensation Committee with relevant information and recommendations regarding the compensation policies, programs and specific compensation practices. This review is designed to ensure that the programs are in place to enable the Corporation to achieve its strategic and operating objectives and provide superior value to its stockholders, the Corporation's customers and to document the Corporation's relative competitive position.

      The Compensation Committee reviews a comparison of the Corporation's compensation programs with those offered by comparable companies within the utility industry. For each component of compensation, as well as total compensation, the Compensation Committee seeks to ensure that the Corporation's level of compensation for expected level of performance approximates the average or mean for executive officers in similar positions at comparable companies. In most years, this means that the level of total compensation for expected performance will be near the average for comparable companies. Performance above or below expected levels is reflected in a corresponding increase or reduction in the incentive portion of our compensation program.

      The   amounts   of   each  of  the   primary   components   of   executive
compensation-salary, annual incentive plan awards and long-term incentive plan awards--will fluctuate according to individual, business unit and/or corporate performance, as described in detail in this report. Corporate performance for these purposes is measured against a peer group of selected companies in the utility industry (Utility Peer Group). The Utility Peer Group consists of the companies listed in the S&P Electric Utility Index, as well as large regional competitors. The Compensation Committee believes that using the Utility Peer Group provides an objective measure to compare performance benchmarks appropriate for compensation purposes.

      The Corporation's executive compensation program includes several components serving long-term and short-term objectives. The Corporation also provides its senior executive officers with benefits under the Special Executive Retirement Plan and all executive officers with certain executive perquisites, as noted in this Proxy Statement.

      In addition, the Corporation maintains for each of its executive officers a package of benefits under its pension and welfare benefit plans that are generally provided to all employees, including group health, life, disability and accident insurance plans, tax-advantaged reimbursement accounts, a defined benefit pension plan and the 401(k) savings plan. There is no relationship between this package and corporate performance.

      The following describes the relationship of compensation to performance for the principal components of executive officer compensation:

Base Salary: Each executive officer's corporate position is matched to a comparable position within the utility industry and is valued at the 50th percentile market level. In some cases, these positions are common in both the utility industry as well as general industry. In these cases, comparisons are made to both markets, although pay decisions are influenced only by the utility industry data. Once these market values are determined, the position is then evaluated based on the position's overall contribution to corporate goals. This internal weighting is combined with the value the market places on the associated job responsibilities and a salary is assigned to that position. Each year the assigned values are reviewed against market conditions, including compensation practices in the Utility Peer Group inflation and supply and demand in the labor markets. If these conditions change significantly there may be an adjustment to base salary. Finally, the results of the executive officer's performance over the past year becomes part of the basis of the Compensation Committee's decision to approve, at its discretion, base salaries of executive officers.

Incentive Programs - General: The executive incentive programs are designed to strike an appropriate balance between short-term accomplishments and the Corporation's need to effectively plan for and perform over the long-term.

Incentive Programs - Annual Incentive Plan: The Annual Incentive Plan (AIP) is a short-term bonus plan rewarding annual performance. AIP awards are determined under a formula that directly ties the amount of the award with levels of achievement for specific corporate and individual performance. Business unit executives' awards are also based on specific business unit performance. The amount of an executive officer's AIP equals the corporate results plus business unit results, if applicable, times their individual performance results times their target award.

      Corporate performance is currently determined by two equally weighted measures, earnings per share and cash flow. Threshold, target and exceptional levels of performance are set by the Compensation Committee in the first quarter of each year. The Compensation Committee considers both historic performance and budgeted, or expected levels of performance, in setting these targets.

      Performance for a given business unit represents the weighted average of performance indices that measure the achievement of specific financial and/or operational goals that are set and weighted at the beginning of the year for that business unit.

      The individual performance represents the average of results achieved on several individual goals and a subjective evaluation of overall job performance. Although individual performance goals do not repeat corporate performance measures, these goals are constructed to support corporate performance goals or initiatives. If an individual fails to achieve a minimum threshold performance level on individual performance goals, that individual does not earn an AIP award for that year.

      Target awards for executive officers have been fixed at 50 percent of salary for the Chief Executive Officer, President and Executive and Senior Vice Presidents, 45 percent of salary for Business Unit Presidents and 35 percent of salary for other officers. The award can vary from no payout to a maximum of 150 percent of target. These targets are established by a review of competitive practice among the Utility Peer Group.

      Performance under the AIP is measured or reviewed by each executive officer's superior officer, or in the case of the Chief Executive Officer by the Compensation Committee, with the assistance of internal staff. The results are reviewed and are subject to approval by the Compensation Committee. Under the terms of the AIP, the Compensation Committee in the exercise of its discretion, may vary corporate or company performance measures and the form of payment for AIP awards from year-to-year prior to establishing the awards, including payment in cash or restricted stock, as determined by the Compensation Committee.

      In 1998, AIP awards were determined based on the corporate performance, business unit performance, if applicable, and individual performance. The Compensation Committee reviewed the results of this calculation in determining the size of awards.

Incentive Programs - Long-Term Incentive Plan: Amounts realized by the Corporation's executive officers under awards made pursuant to the Central and South West Corporation 1992 Long-Term Incentive Plan (LTIP) depend entirely upon corporate performance. The Compensation Committee selects the form and amount of LTIP awards based upon its evaluation of which vehicles then are best positioned to serve as effective incentives for long-term performance.

      Since 1992, the Compensation Committee has established LTIP awards in the form of performance units. These awards provide incentives both for exceptional corporate performance and to encourage retention. Each year, the Compensation Committee has set a target award of a specified number of performance units based on a percentage of salary and the stock price on the date the award is established.

      The payout of such an LTIP award is based upon a comparison of the Corporation's total stockholder return over a three-year period, or "cycle", against total stockholder returns of utilities in the Utility Peer Group over the same three-year period. If the Corporation's total stockholder return for a cycle falls in one of the top three quartiles of total stockholder returns achieved at companies in the Utility Peer Group, the Corporation will make a payout to participants for the three-year cycle then ending. First, second and third quartile performance will result in payouts of 150 percent, 100 percent and 50 percent of target, respectively. Performance in the fourth quartile yields no payout under the LTIP.

      Each year since the inception of the LTIP, a new three-year performance cycle has been established. In January 1998, the Committee reviewed total stockholder return results for the period covering 1995-1997, and because performance was in the third quartile, granted restricted stock awards at 50 percent of target. For the cycle ending December 31, 1998, no restricted stock awards were granted.

      The Corporation from time to time has also granted stock options and restricted stock under the LTIP. Stock options and restricted stock are granted at the discretion of the Compensation Committee. Stock options, once vested, allow grantees to buy specified numbers of shares of Common Stock at a specified stock price, which to date has been the market price on the date of grant. In determining grants to date, the Compensation Committee has considered both the number and value of options granted by companies in the Utility Peer Group with respect to both the number and value of options awarded by the Corporation, and the relative amounts of other long-term incentive awards at the Corporation and such peers. The executive officers' realization of any value on the options depends upon stock appreciation. No executive officer owns in excess of one percent of the Corporation's Common Stock. Further, the amounts of LTIP awards are measured against similar practices at other companies in the Utility Peer Group.

Tax  Considerations:  Section  162(m) of the Internal  Revenue  Code, as amended
(Code), generally limits the Corporation's federal income tax deduction for compensation paid in any taxable year to any one of the five highest paid executive officers named in the Corporation's proxy statement to $1 million. The limit does not apply to specified types of payments, including, most significantly, payments that are not includible in the employee's gross income, payments made to or from a tax-qualified plan, and compensation that meets the Code definition of performance-based compensation. Under the tax law, the amount of a performance-based incentive award must be based entirely on an objective formula, without any subjective consideration of individual performance, to be considered performance-based.

      The Compensation Committee has carefully considered the impact of this law. At this time, the Compensation Committee believes it is in the
Corporation's and stockholder's best interest to retain the subjective determination of individual performance under the AIP. Consequently, payments under the AIP, if any, to the named executive officers may be subject to the limitation imposed by the Code section 162(m). In 1997, stockholders approved the restated LTIP and re-qualified the plan for Code section 162(m) purposes.

Rationale for CEO Compensation

      In 1998, Mr. Brooks' compensation was determined as described above for all of the Corporation's executive officers.

      Mr. Brooks' annual salary increased in 1998 to $775,000 from $700,000, a level which had been maintained since 1996. The Compensation Committee reviewed Mr. Brooks' salary as a part of its overall annual review of executive compensation. His salary is based on market information for similar positions, as well as changes in the salaries of chief executive officers at comparable regional utilities (not limited to the Utility Peer Group).

      Mr. Brooks' target AIP award for 1998 was 50 percent of his salary. Based on corporate and individual results Mr. Brooks' AIP for 1998, which was paid in 1999, was 150% of target.

      In 1998, the Compensation Committee established Mr. Brooks' target performance units for LTIP for the 1998-2000 cycle of 18,106 units to be paid in shares of restricted stock in 2000, if performance measures are met. Mr. Brooks' target amount was derived by reference to the number and value of grants to chief executive officers at comparable companies.


EXECUTIVE COMPENSATION COMMITTEE

Joe H. Foy, Chairman
Molly Shi Boren
William R. Howell
Robert W. Lawless
Richard L. Sandor


Cash and Other Forms of Compensation

      The following table sets forth the aggregate cash and other compensation for services rendered for the fiscal years 1998, 1997 and 1996 paid or awarded by the Corporation to the Chief Executive Officer and each of the four most highly compensated executive officers (Named Executive Officers).


                          SUMMARY COMPENSATION TABLE

                                                                 Long-Term Compensation
                                                           -----------------------------------------------
                              Annual Compensation            Awards                    Payouts
                        ---------------------------------  ------------               ----------
                                                  Other                                            All
                                                  Annual   Restricted    Securities                Other
                                                  Compen-    Stock       Underlying     LTIP       Compen-
    Name and                  Salary     Bonus    sation    Award(s)     Options/      Payouts     sation
Principal Position     Year     ($)     ($)(1)    ($)(2)     ($)(1)(3)    SARs(#)      ($)(4)      ($)(5)
--------------------   ----   -------   -------   -------  -----------   ----------   ---------  ---------

E.R. Brooks            1998   741,345   450,000   119,057       --           --         220,748    23,263
 Chairman,             1997   699,999   375,200    14,723       --         65,000         --       23,757
 and Chief Executive   1996   657,692   374,354    22,267     417,688        --           --       23,992
 Officer

T.V. Shockley,III      1998   518,462   300,000    20,921       --           --         130,928    23,263
 President and Chief   1997   490,000   215,662     4,325       --         41,000         --       23,757
 Operating Officer     1996   435,212   242,565    10,746     248,563        --           --       21,742

Glenn Files            1998   392,307   125,000    10,753       --           --          75,992    23,263
 Senior Vice President 1997   374,999   143,099     8,534       --         31,000         --       23,757
 Electric Operations   1996   331,135    44,860    66,415     153,750        --           --       23,992

Ferd. C. Meyer, Jr.    1998   359,272   185,000     8,893       --           --         102,810    23,263
 Executive Vice        1997   345,051   157,157     3,950       --         29,000         --       21,307
 President and         1996   345,051   209,898     8,910     194,750        --           --       21,742
 General Counsel

Glenn D. Rosilier      1998   348,636   185,000     6,042       --           --         102,810    23,263
 Executive Vice        1997   334,751   161,055     3,594       --         28,000         --       23,757
 President and Chief   1996   334,751   209,898    10,331     194,750        --           --       23,992
 Financial Officer


(1)Amounts in these columns are paid or awarded in a calendar year for performance in a preceding year.
(2)The following are the 1998 perquisites and other personal benefits required to be identified in respect of the following Named Executive Officer: E.R. Brooks (i) use of company aircraft $26,896, and (ii) financial planning fees $30,736.
(3)Grants of restricted stock are administered by the Executive Compensation Committee of the Board, which has the authority to determine the individuals to whom and the terms upon which restricted stock grants, including the number of underlying shares, shall be made. The awards reflected in this column were made in 1996 and have a four-year vesting period with 25 percent of the stock vesting on each anniversary date. Upon vesting, shares of Common Stock are re-issued without restrictions. The individual receives dividends and may vote shares of restricted stock, even before they are vested. The amount reported in the Summary Compensation Table represents the market value of the shares at the date of grant.
(4)The awards reflected in this column are the value of restricted shares paid out under the LTIP in 1998. The awards have a two-year vesting period with 50 percent of the stock vesting on each anniversary date. Upon vesting, shares of Common Stock are re-issued without restrictions. The individual receives dividends and may vote shares of restricted stock, even before they are vested. The amount reported in the Summary Compensation Table represents the market value of the shares at the date of grant.
(5)Amounts shown in this column consist of (i) the annual employer matching payments to CSW's Retirement Savings Plan, (ii) premiums paid per participant for personal liability insurance and (iii) average amounts of premiums paid per participant in those years under CSW's memorial gift program. See "Other Information Regarding the Board of Directors Meetings and Compensation" for a description of the Corporation's memorial gift program.



As of the end of 1998, the aggregate restricted stock holdings of each of the Named Executive Officers were:

                               Restricted Stock Held     Market Value at
                               At December 31, 1998     December 31, 1998
                               ----------------------  ---------------------
        E. R. Brooks                  16,307                 $447,423
        T. V. Shockley, III            9,688                 $265,815
        Ferd. C. Meyer, Jr.            7,599                 $208,498
        Glenn Files                    5,808                 $159,357
        Glenn D. Rosilier              7,599                 $208,498


Option/SAR Grants

       No stock option or appreciation rights were granted in 1998.

Option/SAR Exercises and Year-End Value Table

      Shown below is information regarding option/SAR exercises during 1998 and unexercised options/SARs as of December 31, 1998, for the Named Executive Officers.

                          Aggregated Option/SAR Exercises in 1998
                           and Fiscal Year-End Option/SAR Values


                                                     Number of Securities        Value of Unexercised
                                        Value       Underlying Unexercised     In-the-Money Options/SARs
                    Shares Acquired    Realized    Options/SARs at Year-End     Options/SARs at Year-End
Name                 on Exercise(#)      ($)       Exercisable/Unexercisable   Exercisable/Unexercisable(1)
------------------------------------------------------------------------------------------------------------

E.R. Brooks             21,666         144,891           65,175/43,334               33,448/289,796
T.V. Shockley, III        --              --             55,897/27,334               113,065/182,796
Glenn Files               --              --             33,986/20,667               83,564/138,211
Ferd. C. Meyer, Jr.      9,666          64,641           32,889/19,334               16,880/129,296
Glenn D. Rosilier          --              --            42,222/18,667               79,294/124,836

 (1) Calculated based upon the difference between the closing price of the Corporation's Common Stock on the New York Stock Exchange on December 31, 1998 ($27.4375 per share) and the exercise price per share of the outstanding unexercisable and exercisable options ($20.750, $24.813 and $29.625, as applicable).


Long-Term Incentive Plan Awards in 1998

      The following table shows information concerning awards made to the Named Executive Officers during 1998 under the LTIP:

                                                 Estimated Future Payouts under
                                                   Non-Stock Price Based Plans
                                                 -------------------------------
                                    Performance
                                         or
                                    Other Period
                       Number of       Until
                     Shares, Units   Maturation
                          or         Or Payout   Threshold    Target    Maximum
Name                 Other Rights       (1)         ($)        ($)        ($)
--------------------------------------------------------------------------------
   E.R. Brooks          18,106        2 years        -        490,000    735,000
   T.V.Shockley, III    10,864        2 years        -        294,000    441,000
   Glenn Files           8,314        2 years        -        225,000    337,500
   Ferd.C.Meyer, Jr.     7,650        2 years        -        207,030    310,545
   Glenn D. Rosilier     7,422        2 years        -        200,850    301,275


(1) Vesting period for awards paid at end of three-year cycle.

      Payouts of the awards are contingent upon the Corporation's achieving a specified level of total stockholder return, relative to a peer group of utility companies, for a three-year period or cycle and exceeding a certain defined minimum threshold. If the Named Executive Officer's employment is terminated during the performance period for any reason other than death, total and permanent disability or retirement, then the award is canceled. The LTIP contains provision-accelerating awards upon a change in control of the Corporation. If a change in control of the Corporation occurs, all options and SARs become fully exercisable and all restrictions, terms and conditions applicable to all restricted stock are deemed lapsed and satisfied and all performance units are deemed to have been fully earned, as of the date of the change in control. The LTIP also contains provisions designed to prevent circumvention of the above acceleration provisions through coerced termination of an employee prior to a change in control. See "Executive Compensation Committee Report - Incentive Programs - Long-Term Incentive Plan" for a more thorough discussion of the terms of the LTIP.

Retirement Plan

      CSW maintains the tax-qualified CSW Cash Balance Plan for eligible employees. In addition, CSW maintains the SERP, a non-qualified ERISA excess plan, that primarily provides benefits that cannot be payable under the CSW Cash Balance Plan because of maximum limitations imposed on such plans by the Code. Under the cash balance formula, each participant has an account for recordkeeping purposes only, to which dollar amount credits are allocated annually based on a percentage of the participant's pay. Pay for the CSW Cash Balance Plan includes base pay, bonuses, overtime, and commissions. The applicable percentage is determined by the age and years of vesting service the participant has with CSW and its affiliates as of December 31 of each year (or as of the participant's termination date, if earlier). The following table shows the applicable percentage used to determine dollar amount credits at the age and years of service indicated:

                       Sum of Age
                          plus              Applicable
                    Years of Service        Percentage

                      less than 30             3.0%
                          30-39                3.5%
                          40-49                4.5%
                          50-59                5.5%
                          60-69                7.0%
                       70 or more              8.5%

      As of December 31, 1998, the sum of age plus years of service of the Named Executive Officers for the cash balance formula is as follows: Mr. Brooks, 98; Mr. Shockley, 75; Mr. Files, 78; Mr. Meyer, 76; and Mr. Rosilier, 73.

      All dollar amount balances in the accounts of participants earn a fixed rate of interest which is also credited annually. The interest rate for a particular year is the average rate of return of the 30-year Treasury Rate for November of the prior year. For 1998, the interest rate was 6.11%. For 1999, the interest rate is 5.25%. Interest continues to be credited as long as the participant's balance remains in the plan.

      At retirement or other termination of employment, an amount equal to the vested balance (including qualified and SERP benefits) then credited to the account is payable to the participant in the form of an immediate or deferred lump-sum or annuity. Benefits (both from the CSW Cash Balance Plan and the SERP) under the cash balance formula are not subject to reduction for Social Security benefits or other offset amounts. The estimated annual benefit payable to each of the Named Executive Officers as a single life annuity at age 65 under the CSW Cash Balance Plan and the SERP is: Mr. Brooks, $421,872; Mr. Shockley, $203,853; Mr. Meyer, $130,191; Mr. Rosilier, $214,228; and Mr. Files, $233,016. These
projections are based on the following assumptions: (1) participant remains employed until age 65; (2) salary used is base pay for calendar year 1998, assuming no future increases plus bonus at 1998 target level; (3) interest credit of 5.25% for 1999 and future years; and (4) the conversion of the lump-sum cash balance to a single life annuity at normal retirement age, based on an interest rate of 5.25% and the 1983 Group Annuity Mortality Table, which sets forth generally accepted life expectancies.

      In addition, certain employees who were 50 or over and had completed at least 10 years of service as of July, 1997, also continue to earn a benefit using the prior pension formula. At commencement of benefits, the following Named Executive Officers have a choice of their accrued benefit using the cash balance formula or their accrued benefit using the prior pension formula: Mr. Brooks, Mr. Shockley and Mr. Meyer. Once the participant selects either the earned benefit under the cash balance formula or the earned benefit under the prior pension formula, the other earned benefit is no longer available.

      The table below shows the estimated combined benefits payable from both the prior pension formula and the SERP based on retirement age of 65, the average compensation shown, the years of credited service shown, continued existence of the prior pension formula without substantial change and payment in the form of a single life annuity.

                                       Annual Benefits After
                                Specified Years of Credited Service
                    ------------------------------------------------------------
Compensation Average       15             20            25         30 or more
--------------------       --             --            --         ----------
     $250,000           $62,625        $83,333       $104,167       $125,000
      350,000            87,675        116,667        145,833        175,000
      450,000           112,725        150,000        187,500        225,000
      550,000           137,775        183,333        229,167        275,000
      650,000           162,825        216,667        270,833        325,000
      750,000           187,875        250,000        312,500        375,000
      850,000           212,925        283,333        357,167        425,000
      950,000           237,975        316,667        395,833        475,000


      Benefits payable under the prior pension formula are based upon the participant's years of credited service (up to a maximum of 30 years), age at retirement and covered compensation earned by the participant. The annual normal retirement benefit payable under the prior pension formula and the SERP are based on 1.67% of "Average Compensation" times the number of years of credited service (reduced by no more than 50 percent of a participant's age 62 or later Social Security benefit). "Average Compensation" is covered compensation for the prior pension formula and equals the average annual compensation, reported as salary in the Summary Compensation Table, during the 36 consecutive months of highest pay during the 120 months prior to retirement.

      Respective years of credited service and ages, as of December 31, 1998, for the three Named Executive Officers who continue to earn a benefit under the prior pension formula are: Mr. Brooks, 30 and 61; Mr. Shockley, 15 and 53; and Mr. Meyer, 17 and 59.

      In addition, Mr. Shockley and Mr. Meyer have arrangements with CSW under which they will receive a total of 30 years of credited service using the prior pension formula (paid through the SERP) if they remain employed by CSW through age 60. In 1992, Mr. Meyer completed five consecutive years of employment which entitled him to receive five additional years of credited service (through the SERP) as included in his years of service for the cash balance formula and the prior pension formula as set forth above.

Change-in-Control Arrangements

      Pursuant to Board approval in October 1996, CSW also has Change in Control Agreements with the Named Executive Officers. The purpose of the Change in Control Agreements is to assure the objective judgment and to retain the loyalty of these individuals in the event of a Change in Control of CSW. A Change in Control includes, among other things, any person gaining ownership or control of 25% or more of the outstanding shares of CSW's voting stock or the closing of any merger, acquisition or consolidation following which the former stockholders of CSW own less than 75% of the surviving entity.

      The Change in Control Agreements entitle the Named Executive Officers, in certain circumstances, including but not limited to, a termination by CSW within three years after a Change in Control (prior to the expiration of the Change in Control Agreements), to receive: (i) a lump sum payment equal to four times their base salary plus target bonus; (ii) enhanced non-qualified retirement benefits; (iii) continued health and other welfare benefits for up to three years and (iv) various other non-qualified benefits. The Named Executive Officers are also eligible for an additional payment, if required, to make them whole for any excise tax imposed by Section 4999 of the Code.

      CSW's LTIP provides for awards of stock options, stock appreciation rights, restricted stock, phantom stock and performance unit awards to employees selected by the CSW Executive Compensation Committee, including those individuals named in the CSW Summary Compensation Table. Upon a Change in Control (as defined in the LTIP), the awards previously granted to those employees will become fully exercisable, fully vested, or fully earned.

Meetings and Compensation

      The Board held six regular meetings and three special meetings during 1998. Directors who are not officers or employees of the Corporation receive annual cash directors' fees of $12,000 for serving on the Board and a fee of $1,250 per day plus expenses for each meeting of the Board or committee meeting attended. The Corporation also has the Directors' Compensation Plan which awards non-employee directors an annual award of 600 phantom stock shares. Pursuant to the Directors' Compensation Plan, all phantom stock was vested and immediately converted, on a share-for-share basis, to Common Stock after stockholder approval of the proposed merger with AEP, on May 28, 1998. Any future awards of phantom stock will be immediately vested, converted to common stock and issued. The Board has standing Policy, Audit, Executive Compensation and Nominating Committees. Chairmen of the Audit, Executive Compensation, and Nominating Committees receive annual fees of $6,000, $3,500 and $3,500, respectively, to be paid in cash in addition to regular director and meeting fees. Any committee chairman who is also an officer of the Corporation receives no annual fees.

      The Corporation maintains a memorial gift program for all of its current directors, directors who have retired since 1992 and certain executive officers. There are 17 current directors and executive officers and 14 retired directors and officers eligible for the memorial gift program. Under this program, the Corporation will make donations in a director's or executive officer's name for up to three charitable organizations in an aggregate of $500,000, payable by the Corporation upon such person's death. The Corporation maintains corporate-owned life insurance policies to fund the program. The annual premiums paid by the Corporation are based on pooled risks and averaged $15,363 per participant for 1998, $15,803 per participant for 1997, and $16,367 per participant for 1996.

      Non-employee directors are provided the opportunity to participate in the Central and South West Deferred Compensation Plan for Directors. The plan allows participants to defer up to $20,000 of board and committee fees. Participants receive a ten-year annuity, based on the amount deferred, beginning at the participant's normal retirement date from the Board.

      Non-employee directors are provided the opportunity to enroll in a medical and dental program offered by the Corporation. This program is identical to the employee plan, and directors who elect coverage pay the same premium as active employee participants in the plan. If a non-employee director terminates his service on the Board with ten or more years of service and is over 70 years of age, that director is eligible to receive retiree medical and dental benefits coverage from the Corporation.

      All current directors attended more than 75 percent of the total number of meetings held by the Board and each committee on which such directors served in 1998.

Security Ownership of Management

      The following table shows securities beneficially owned as of December 31, 1998 by each director and nominee, certain executive officers and all directors and executive officers as a group. Share amounts shown in this table include options exercisable within 60 days after December 31, 1998, restricted stock, shares of Common Stock credited to Retirement Savings Plan accounts and all other shares of Common Stock beneficially owned by the listed persons.

    Name                                         CSW Common Stock (1)(2)
    ----                                         -----------------------
    Molly Shi Boren                                         4,657
    E.R. Brooks                                           139,579
    Donald M. Carlton                                       9,520
    T.J. Ellis                                             25,037
    Glenn Files                                            53,388
    Joe H. Foy                                             11,147
    T.M. Hagan                                             21,181
    William Howell                                          1,620
    Robert W. Lawless                                       4,609
    Venita McCellon-Allen                                  14,440
    Ferd. C. Meyer, Jr.                                    50,390
    James L. Powell                                         5,501
    Glenn D. Rosilier                                      82,173
    Richard L. Sandor                                         620
    Thomas V. Shockley, III                                87,302
    All of the above and five other officersas a group    579,154
    (CSW Directors and Officers)
----------------------------
(1) Shares for Ms. McCellon-Allen, Messrs. Brooks, Files, Hagan, Meyer, Rosilier, Shockley, and CSW Directors and Officers include 1,502, 16,307, 5,808, 1,559, 7,599, 7,599, 9,688 and 8,496 shares of restricted stock, respectively. These individuals currently have voting power, but not investment power, with respect to these shares. The above shares also include 8,600, 65,175, 33,986, 15,150, 32,889, 42,222, 55,897 and 59,468
      shares of Common Stock underlying immediately  exercisable options held by
      Ms.  McCellon-Allen,   Messrs.  Brooks,  Files,  Hagan,  Meyer,  Rosilier,
      Shockley, and CSW Directors and Officers, respectively.
(2) All of the share amounts represent less than one percent of the outstanding CSW Common Stock.


Security Ownership of Certain Beneficial Owners

      Set forth below are the only persons or groups known to the Corporation as of December 31, 1998, which have beneficial ownership of five percent or more of the Corporation's Common Stock.

   --------------------------------------------------------------------------
                                                        (3)
                                                     Amount and
                                 (2)                 Nature of       (4)
        (1)              Name and Address of         Beneficial  Percent of
   Title of Class         Beneficial Owners          Ownership      Class
   --------------------------------------------------------------------------
    Common Stock    Barrow, Hanley, Mewhinney &       16,173,460     7.6%
                    Strauss, Inc.
                    1 McKinney Plaza
                    3232 McKinney Avenue, 15th Floor
                    Dallas, TX 75204-2429 (A)

                    Capital Research & Management     17,753,600     8.4%
                    Company
                    333 South Hope Street
                    Los Angeles, CA 90071-1447


    (A) Vanguard Windsor Funds, Inc., P.O. Box 2600, Valley Forge, PA 19482, reported beneficial ownership of 11,943,000 shares of Common Stock, or 5.6%. The 7.6% block of shares reported by Barrow, Hanley, Mewhinney & Strauss, Inc. includes the Vanguard shares, based upon the information contained in the Vanguard Windsor II Fund Annual Report dated October 31, 1998.


      The following table sets forth the aggregate cash and other compensation for services rendered for the fiscal years of 1998, 1997 and 1996 paid or awarded to the President of each of the U.S. Electric Operating Companies and the Named Executive Officers as defined below.

      Because of the functional restructuring undertaken by CSW during 1996, certain of the Executive Officers of the U.S. Electric Operating Companies, Messrs. Files, Bremer, Zemanek and Verret, are not actually employed by any of the U.S. Electric Operating Companies. Instead, they are employed by CSW Services and manage CSW business units and perform policy-making functions that are integral to the U.S. Electric Operating Companies. Therefore, these individuals are included in the Summary Compensation Table as Named Executive Officers due to the functional perspective regarding the management of the companies.

U.S. Electric Operating Companies


                          SUMMARY COMPENSATION TABLE

                                                                 Long-Term Compensation
                                                 ---------------------------------------------------------
                         Annual Compensation             Awards                     Payouts
                        -----------------------   --------------------   ---------------------------------
                                                  Other                                            All
                                                  Annual   Restricted    Securities                Other
    Name and                                      Compen-    Stock       Underlying     LTIP       Compen-
Principal Position            Salary     Bonus    sation    Award(s)     Options/      Payouts     sation
  at Registrant        Year     ($)     ($)(1)    ($)(2)     ($)(1)(3)    SARs(#)      ($)(4)      ($)(5)
--------------------   ----   -------   -------   -------  -----------   ----------   ---------  ---------

Glenn Files            1998   392,307   125,000    10,753       --           --          75,992    23,263
 Senior Vice President 1997   374,999   143,099     8,534       --         31,000         --       23,757
 of CSW Electric       1996   331,135    44,860    66,415     153,750        --           --       23,992
 Operations (2,4,5)

Richard H. Bremer      1998   328,154    48,642     2,499       --           --          87,818    23,263
 President of CSW      1997   307,462    99,993     4,648       --         26,000         --       21,357
 Energy Services       1996   305,910   144,404    73,711     153,750        --           --       21,742
 business unit (2,4,5)

Robert L. Zemanek      1998   294,144     9,560    49,818       --           --          81,702     23,263
 President of CSW      1997   283,250    89,279    10,272       --         24,000         --        23,757
 Energy Delivery       1996   283,250   176,863     6,500     153,750        --           --        23,992
 business unit (2,4,5)

Richard P. Verret      1998   270,038    50,953     1,833       --           --          47,576      7,900
 President of CSW      1997   251,230    83,390     2,083       --         21,000         --         7,953
 Production            1996   236,154    84,788     6,055      89,688        --           --         7,590
 (4,5)

J. Gonzalo Sandoval    1998   138,115     8,110       --        --           --           18,944     6,580
 General Manager/
 President of CPL(4)

T.D. Churchwell        1998   199,904     6,738     2,359       --           --           37,942     7,900
 President of PSO      1997   192,500    53,672     2,167       --         13,000         --         6,398
 (2,4,5)               1996   192,500    24,097    79,730      38,438        --           --         5,340

Michael H. Madison     1998   178,593    53,150    28,914       --           --           18,944     7,900
 President of SWEPCO
 (2,4,5)

Paul Brower,           1998   138,115     2,874    15,136       --           --           18,944     6,344
 General Manager/
 President of WTU(2,4)


(1) Amounts in these columns are paid or awarded in a calendar year for performance in a preceding year.

(2) The following are the perquisites and other personal benefits required to be identified in respect of each Named Executive Officer. In 1998, Mr. Zemanek was reimbursed $12,000 for a company automobile allowance and $19,314 for moving expenses. In 1998, Mr. Madison was reimbursed $8,100 for a company automobile allowance and $6,444 for moving expenses. In 1998, Mr. Brower was reimbursed $8,542 for membership dues.

                    1996 Relocation Reimbursements
            ------------------------------------------------
            Glenn Files                             $25,662
            Richard H. Bremer                        34,117
            T.D. Churchwell                          38,955

(3) Grants of restricted stock are administered by the Executive Compensation Committee of the CSW Board of Directors, which has the authority to determine the individuals to whom and the terms upon which restricted stock grants, including the number of underlying shares, shall be made. The awards reflected in this column were made in 1996 and have a four-year vesting period with 25 percent of the stock vesting on each anniversary date. Upon vesting, shares of CSW Common Stock are re-issued without restrictions. The individuals receive dividends and may vote shares of restricted stock, even before they are vested. The amount reported in the Summary Compensation Table represents the market value of the shares at the date of grant. As of December 31, 1998, the aggregate restricted stock holdings of each of the Named Executive Officers are presented in the following table.

                                        Restricted
                                       Stock Held      Market Value at
                                     At December 31,     December 31,
       Name                                1998             1998
       ---------------------------------------------------------------
       Glenn Files                        5,808           $159,357
       Richard H. Bremer                  6,245            171,347
       Robert L. Zemanek                  6,019            165,146
       Richard P. Verret                  3,508             96,251
       J. Gonzalo Sandoval                1,450             39,784
       T. D. Churchwell                   2,152             59,046
       Michael H. Madison                 1,450             39,784
       Paul J. Brower                     1,450             39,784


(4)The awards reflected in this column are the value of restricted shares paid out under the LTIP in 1998. The awards have a two-year vesting period with 50 percent of the stock vesting on each anniversary date. Upon vesting, shares of CSW Common Stock are re-issued without restrictions. The individual receives dividends and may vote shares of restricted stock, even before they are vested. The amount reported in the Summary Compensation Table represents the market value of the shares at the date of grant.

(5)Amounts shown in this column consist of: (i) the annual employer matching payments to CSW's Retirement Savings Plan; (ii) premiums paid per participant for personal liability insurance; and (iii) average amounts of premiums paid per participant in those years under CSW's memorial gift program. Under this program, for certain executive officers, directors and retired directors from the CSW System, CSW will make a donation in a participant's name to up to three charitable organizations in an aggregate of $500,000, payable by CSW upon such person's death. CSW maintains corporate-owned life insurance policies to fund the program. The annual premiums paid by CSW are based on pooled risks and averaged $15,363 per participant for 1998, $15,803 for 1997, and $16,402 for 1996. In 1998, 1997 and 1996, Messrs. Bremer, Files and Zemanek participated.


Option/SAR Grants

No stock options or appreciation rights were granted in 1998.

Option/SAR Exercises and Year-End Value Table

      Shown below is information regarding option/SAR exercises during 1998 and unexercised options/SARs at December 31, 1998 for the Named Executive Officers.

                          Aggregated Option/SAR Exercises in 1998
                           and Fiscal Year-End Option/SAR Values


                                                   Number of CSW Securities      Value of Unexercised
                                        Value       Underlying Unexercised     In-the-Money Options/SARs
                    Shares Acquired    Realized    Options/SARs at Year-End     Options/SARs at Year-End
Name                 on Exercise(#)      ($)       Exercisable/Unexercisable   Exercisable/Unexercisable(1)
------------------------------------------------------------------------------------------------------------

Glenn Files               --              --             33,986/20,677               83,564/138,211
Richard H. Bremer         --              --             36,998/17,334               72,493/115,921
Robert L. Zemanek         --              --             33,430/16,000               69,051/107,000
Richard P. Verret       17,190          73,557            3,135/14,000               (6,858)/93,625
J. Gonzalo Sandoval      4,010          10,524              2,916/--                   (6,379)/--
T. D. Churchwell         4,333          28,977             9,268/8,667                 9,238/57,961
Michael H. Madison       7,676          35,040             3,135/7,334               (6,858)/49,046
Paul J. Brower            --              --                 7,145/--                    3,666/--

(1)Calculated based upon the difference between the closing price of CSW's Shares on the New York Stock Exchange on December 31, 1998 ($27.4375 per share) and the exercise price per share of the outstanding unexercisable and exercisable options ($20.750, $24.813 and $29.625, as applicable).

Long-term Incentive Plan Awards in 1998

      The following table shows information concerning awards made to the Named Executive Officers during 1998 under the CSW LTIP.

                                                 Estimated Future Payouts under
                                                   Non-Stock Price Based Plans
                                                 -------------------------------
                                    Performance
                                         or
                                    Other Period
                       Number of       Until
                     Shares, Units   Maturation
                          or         Or Payout   Threshold    Target    Maximum
Name                 Other Rights       (1)         ($)        ($)        ($)
--------------------------------------------------------------------------------
Glenn Files              8,314        2 years        --      225,000    337,500
Richard H. Bremer        7,006        2 years        --      189,600    284,400
Robert L. Zemanek        6,280        2 years        --      169,950    254,925
Richard P. Verret        5,720        2 years        --      154,800    232,200
J. Gonzalo Sandoval       --          2 years        --         -         --
T. D. Churchwell         2,845        2 years        --        77,000   115,500
Michael H. Madison       2,439        2 years        --        66,000    99,000
Paul J. Brower            --          2 years        --         --        --

 (1) Vesting period for awards paid at end of three year cycle.

      Payouts of these awards are contingent upon CSW's achieving a specified level of total stockholder return, relative to a peer group of utility companies, for a three-year period, or cycle, and exceeding a certain defined minimum threshold. If the Named Executive Officer's employment is terminated during the performance period for any reason other than death, total and permanent disability or retirement, then the award is canceled. The CSW LTIP contains a provision accelerating awards upon a change in control of CSW. If a change in control of CSW occurs, all options and SARs become fully exercisable and all restrictions, terms and conditions applicable to all restricted stock are deemed lapsed and satisfied and all performance-based units are deemed to have been fully earned, as of the date of the change in control. The CSW LTIP also contains provisions designed to prevent circumvention of the above acceleration provisions through coerced termination of an employee prior to a change in control.


Retirement Plan

      CSW maintains the Retirement Plan for eligible employees. In addition, CSW maintains the SERP, a non-qualified ERISA excess plan, that primarily provides benefits that cannot be payable under the Retirement Plan because of maximum limitations imposed on such plans by the Internal Revenue Code. Under the cash balance formula, each participant has an account for recordkeeping purposes only, to which dollar amount credits are allocated annually based on a percentage of the participant's pay. Pay for the Retirement Plan includes base pay, bonuses, overtime, and commissions. The applicable percentage is determined by the age and years of vesting service the participant has with CSW and its affiliates as of December 31 of each year (or as of the participant's termination date, if earlier). The following table shows the applicable percentage used to determine dollar amount credits at the age and years of service indicated.

                   Sum of Age plus
                  Years of Service      Applicable Percentage
               ------------------------------------------------
                     less than 30               3.0%
                        30-39                   3.5%
                        40-49                   4.5%
                        50-59                   5.5%
                        60-69                   7.0%
                     70 or more                 8.5%

     As of December 31, 1998, the sum of age plus years of service of the Named Executive Officers for the cash balance formula are as follows: Mr. Files, 78; Mr. Bremer, 71; Mr. Zemanek, 75; Mr. Verret, 78; Mr. Sandoval, 74, Mr. Churchwell, 74; Mr. Madison, 77; Mr. Brower, 71.

      All dollar amount balances in the accounts of participants earn a fixed rate of interest which is also credited annually. The interest rate for a particular year is the average rate of return of the 30-year Treasury Rate for November of the prior year. For 1998, the interest rate was 6.11%. For 1999, the interest rate is 5.25%. Interest continues to be credited as long as the participant's balance remains in the plan.

      At retirement or other termination of employment, an amount equal to the vested balance (including qualified and SERP benefit) then credited to the account is payable to the participant in the form of an immediate or deferred lump-sum or annuity. Benefits (both from the Retirement Plan and the SERP) under the cash balance formula are not subject to reduction for Social Security benefits or other offset amounts. The estimated annual benefit payable to each of the Named Officers as a single life annuity at age 65 under the Retirement Plan and the SERP is: Mr. Files, $233,016; Mr. Bremer, $180,955; Mr. Zemanek, $200,710; Mr. Verret, $148,896; Mr. Sandoval, $81,802; Mr. Churchwell; $93,338;
Mr. Madison, $114,653; Mr. Brower, $67,063. These projections are based on the following assumptions: (1) participant remains employed until age 65; (2) salary used is base pay paid for calendar year 1998 assuming no future increases plus bonus at 1998 target level; (3) interest credit at 5.25% for 1999 and future years; and (4) the conversion of the lump-sum cash balance to a single life annuity at normal retirement age is based on an interest rate of 5.25% and the 1983 Group Annuity Mortality Table, which sets forth generally accepted life expectancies.

      In addition, certain employees who were 50 or over and had completed at least 10 years of service as of July 1, 1997, also continue to earn a benefit using the prior pension formula. At commencement of benefits, Mr. Verret and Mr. Churchwell have a choice of their accrued benefit using the cash balance formula or their accrued benefit using the prior pension formula. Once the participant selects either the earned benefit under the cash balance formula or the earned benefit under the prior pension formula, the other earned benefit is no longer available.

      The table below shows the estimated combined benefits payable from both the prior pension formula and the SERP based on retirement age of 65, the average compensation shown, the years of credited service shown, continued existence of the prior pension formula without substantial change and payment in the form of a single life annuity.

                            Annual Benefits After
                     Specified Years of Credited Service
          Average
       Compensation      15           20           25      30 or more
       ----------------------------------------------------------------

          $100,000     $25,050     $33,333      $41,667      $50,000
           150,000      37,575      50,000       62,500       75,000
           200,000      50,100      66,667       83,333      100,000
           250,000      62,625      83,333      104,167      125,000
           300,000      75,150     100,000      125,000      150,000
           350,000      87,675     116,667      145,833      175,000
           450,000     112,725     150,000      187,500      225,000
           550,000     137,775     183,333      229,167      275,000
           650,000     162,825     216,667      270,833      325,000
           750,000     187,875     250,000      312,500      375,000
           850,000     212,500     283,333      357,000      425,000
           950,000     237,975     316,667      395,833      475,000

      Benefits payable under the prior pension formula are based upon the participant's years of credited service (up to a maximum of 30 years), age at retirement, and covered compensation earned by the participant. The annual normal retirement benefit payable under the prior pension formula and the SERP are based on 1.67 percent of "Average Compensation" times the number of years of credited service (reduced by no more than 50 percent of a participant's age 62 or later Social Security benefit). "Average Compensation" is covered compensation for the prior pension formula and equals the average annual compensation, reported as salary in the Summary Compensation Table, during the 36 consecutive months highest pay during the 120 months prior to retirement.

      Respective years of credited service and ages, as of December 31, 1998, for the following officers who continue to earn a benefit under the prior pension formula are: Mr. Verret, 26 and 52, Mr. Churchwell, 20 and 54.


Meetings and Compensation

      Those directors who are not also officers of CPL, PSO, SWEPCO and WTU receive annual directors' fees and a fee of $300 plus expenses for each board or committee meeting attended, as described below. They are also eligible to participate in a deferred compensation plan. Under this plan such directors may elect to defer payment of annual directors' and meeting fees until they retire from the board or as they otherwise direct. The number of board meetings and annual directors' fees are presented in the following table.

                                       CPL         PSO       SWEPCO        WTU
                                   ---------------------------------------------

Number of regular board meetings        4           4           4           4
Annual directors' fees               $6,000      $6,000      $6,600       $6,000

Compensation Committee Interlocks and Insider Participation

      No person serving during 1998 as a member of the Executive Compensation Committee of the Board of Directors of CSW served as an officer or employee of any Registrant during or prior to 1998. No person serving during 1998 as an executive officer of the U.S. Electric Operating Companies serves or has served on the compensation committee or as a director of another company whose executive officers serve or has served as a member of the Executive Compensation Committee of CSW or as a director of one of the U.S. Electric Operating Companies.

Security Ownership of Management

      The following tables show securities beneficially owned as of December 31, 1998, by each director, the President, Executive Officers and all directors and Executive Officers as a group for each of the U.S. Electric Operating Companies. Share amounts shown in this table include options exercisable within 60 days after December 31, 1998, restricted stock, CSW Common Stock credited to Thrift Plus accounts and all other CSW Common Stock beneficially owned by the listed persons.

      Each of the U.S. Electric Operating Companies has one or more series of preferred stock outstanding. As of December 31, 1998, none of the individuals listed in the following tables owned any shares of preferred stock of any of the U.S. Electric Operating Companies.

         Beneficial Ownership as of December 31, 1998
                                                           CSW Common
                                                           Underlying
                                CSW        Restricted      Immediately
                               Common        Stock         Exercisable
Name                            (1)         (2) (3)        Options (3)
------------------------------------------------------------------------
CPL
John F. Brimberry                 1,097         --               --
E. R. Brooks                    139,579      16,307           65,175
Glenn Files                      53,388       5,808           33,986
Ruben M. Garcia                      --         --               --
Robert A. McAllen                   250         --               --
Pete Morales, Jr.                    --         --               --
H. Lee Richards                   1,400         --               --
J. Gonzalo Sandoval               5,200       1,450            2,916
Gerald E. Vaughn                 10,535       1,450            5,003
Wendy Hargus                     12,966       1,450            8,983
Alphonso Jackson                  3,783         443            3,333
R. Russell Davis                  1,406         --             1,406
Brenda L. Snider                    620         --               --
                             -------------------------------------------
TOTAL                           230,224      26,908           120,802

PSO
E. R. Brooks                    139,579      16,307            65,175
T. D. Churchwell                 13,462       2,152             9,268
Harry A. Clarke                      --         --               --
Glenn Files                      53,388       5,808            33,986
Paul K. Lackey, Jr.                  --        --                --
Paula Marshall-Chapman               --        --                --
William R. McKamey               17,589       1,450             3,323
Dr. Robert B. Taylor, Jr.            --        --                --
Wendy Hargus                     12,966       1,450             8,983
R. Russell Davis                  1,406        --               1,406
Lina P. Holm                        682        --                 --
                             -------------------------------------------
TOTAL                           239,072      27,167           122,141

SWEPCO
Karen C. Adams                    2,587        --                 880
E. R. Brooks                    139,579      16,307            65,175
James E. Davison                 14,000        --                 --
Glenn Files                      53,388       5,808            33,986
Dr. Frederick E. Joyce               --        --                 --
John M. Lewis                        --        --                 --
William C. Peatross                  --        --                 --
Maxine P. Sarpy                     100        --                 --
Michael H. Madison                9,723       1,450             3,135
Wendy Hargus                     12,966       1,450             8,983
R. Russell Davis                  1,406        --               1,406
Marilyn  S. Kirkland                 --        --                 --
                             ------------------------------------------
TOTAL                           233,749      25,015           113,565

WTU
E. R. Brooks                    139,579      16,307            65,175
Paul J. Brower                   10,890       1,450             7,145
Glenn Files                      53,388       5,808            33,986
Tommy Morris                      2,000        --                 --
Dian G. Owen                         --        --                 --
James M. Parker                      --        --                 --
F. L. Stephens                    8,098        --                 --
Alphonso Jackson                  3,783         443             3,333
Wendy Hargus                     12,966       1,450             8,983
R. Russell Davis                  1,406        --               1,406
Martha Murray                     3,209        --                 --
                             -------------------------------------------
TOTAL                           235,319      25,458           120,028

(1)Beneficial ownership percentages are all less than one percent and therefore are omitted.
(2)These individuals currently have voting power, but not investment power, with respect to these shares.
(3)These shares are included in the CSW Common column.